Exhibit 4.38

[TRANSLATION]

Investment Agreement

This Investment Agreement (the “Agreement”) is entered into as of November 14, 2016 (the “Date of Execution”), by and between Whiz Partners, Inc. (“Whiz,” which enters into this Agreement for the benefit of the Investor and therefore its rights and obligations set forth herein shall be interpreted and understood on such assumption), which is a general partner of Whiz Healthcare Japan 2.0 Investment Limited Partnership (the Investor”) and FRONTEO, Inc. (“FRONTEO”), in relation to the Investor’s acquisition of securities issued by FRONTEO and the Investor’s management of FRONTEO and related matters.

WITNESSETH:

Article 1 (Definitions)

For the purpose of this Agreement each of the terms set forth on the left side below shall have the meaning as defined in the Article, Paragraph or Item given on the right side on the same line.

Defined Term	Article, Paragraph or Item which defines the term stipulated on the left side
Date of Issuance	Article 2
Terms and Conditions of Issuance	Article 2
Securities	Article 2
Investment	Article 2
Healthcare Business	Article 3, Paragraph 1
FRONTEO Entities	Article 6, Paragraph 1, Item 5
Business and Other Conditions	Article 6, Paragraph 1, Item 5
Lent Shares	Article 6, Paragraph 1, Item 6
FRONTEO Closing Documents	Article 7, Paragraph 2
Whiz Closing Documents	Article 8, Paragraph 2
Lock-up Period	Article 9, Paragraph 2
Period for Discussion	Article 9, Paragraph 2
Material Fact	Article 9, Paragraph 3
Notice of Material Information Obtained	Article 9, Paragraph 3
Causes for Requesting Advanced Redemption	Article 10
Obtained Shares	Article 12, Paragraph 2
Intended Assignment Notice	Article 12, Paragraph 2
Large-Volume Holdings Report	Article 12, Paragraph 2
Change Report	Article 12, Paragraph 2
New Bond	Article 12, Paragraph 4
Legal Insolvency Proceedings	Article 14, Paragraph 1, Item 2
Damage and/or Expense	Article 15, Paragraph 1
Party Entitled to Compensation	Article 15, Paragraph 1
Confidential Information	Article 16, Paragraph 1

Article 2 (Issuance of Securities)

Subject to the terms and conditions set forth herein and on condition that all the premises listed in Items of Article 6, Paragraph 2 are satisfactorily met FRONTEO shall issue warrant bonds (the “Securities”) as of December 1, 2016 (the “Date of Issuance”) whose terms and conditions (the “Terms and Conditions of

Issuance”) are described in Exhibit 2, allot all of them to the Investor, and subject to the terms and conditions set forth herein Whiz shall cause the Investor to subscribe for all such Securities (the “Investment”) on condition that all of the premises set forth in Items of Paragraph 1 of Article 6 hereof are satisfied. Subject to the terms and conditions set forth herein Whiz shall cause the Investor to pay on the Date of Issuance the total amount to be paid for the Securities by transferring it to the bank account separately designated by FRONTEO, incurred transfer charges being for the Investor’s account.

Article 3 (Presumptions)

Before execution of this Agreement the parties hereto mutually acknowledge the following:

1.

The Investment is made for the purpose of expanding/promoting FRONTEO’s healthcare business (the “Healthcare Business”) with the goal of applying the artificial intelligence KIBIT, which has been developed independently by FRONTEO, to the area of healthcare.

2.

The Investor is an investment limited partnership established under the Limited Partnership Act for Investment (Law No. 90 of 1998 including subsequent revisions), whose investment is principally intended to support, and engage to a certain extent in, FRONTEO’s business and thereby increase its corporate value. The parties understand the above situation and agree to the Investment by the Investor and hereby execute this Agreement.

3.

FRONTEO has expressed its intent to expand in the future the Healthcare Business which utilizes the artificial intelligence KIBIT of its own independent development in the area of healthcare and plans to develop and propose the optimum method of diagnosis and treatment in the area of cancer, and provide products and services applied to the support for efficient development of new drugs and thereby perform a business aimed at contributing to society. On its part, Whiz, established an investor who engages in a business intended to invest in firms dedicated to development of drugs and related products drawing on creative, original scientific discoveries or technological innovations, evaluated the potential of FRONTEO’s business and the social contribution to be made by such business in case of a success, and decided to invest in FRONTEO and support its business. The parties understand each other’s business and objective thereof, promise mutually to cooperate for, and contribute to, the realization of each other’s development of its own business and therefore execute this Agreement.

Article 4 (Use of Fund)

1.

FRONTEO shall apply all the proceeds of the Investment (or the amount paid for the Securities) to the fund related to FRONTEO’s Healthcare Business and to the cost and expense incurred in the issuance of the Securities and shall not apply the money to any other purpose or business without the prior written consent of Whiz.

2.

To the extent necessary for Whiz’s control of FRONTEO’s performance of its obligations set forth in the foregoing Paragraph, FRONTEO shall, when so requested by Whiz, permit Whiz to view or copy FRONTEO’s books, documents and records which are related to the Healthcare Business and inspect its office, other facilities and property during FRONTEO’s normal business hours in the presence of its employees in a manner which does not interfere with FRONTEO’s ordinary business operations.

Article 5 (Representations and Warranties)

1.	Whiz represents and warrants to FRONTEO that as of the Date of Execution and the Date of Issuance all matters described in Exhibit 5.1 are true and correct.

2.

FRONTEO represents and warrants to Whiz that as of the Date of Execution and the Date of Issuance (or as of such other date if any particular date is set forth in Exhibit 5.2) all matters described in Exhibit 5.2 are true and correct.

3.

If a party finds that any of the matters it represents or warrants pursuant to the foregoing two (2) Paragraphs is found to be, or threatens to be, untrue or incorrect the party shall promptly notify the other to such effect in writing, giving a detailed report thereof if so requested by the other party. The parties hereby acknowledge without objection, however, that such notice or report shall not affect the effect of the relevant representation or warranty or cure the relevant breach.

Article 6 (Premises)

1.

Whiz shall cause the Investor to subscribe and pay for the Securities on condition that all of the premises set forth in Items below are satisfied as of the Date of Issuance. However, even in a case where any or all of the premises set forth in Items below are yet to be satisfied, at its discretion Whiz may cause the Investor to choose to perform its obligation to subscribe and pay for the Securities, however, Whiz shall not cause the Investor to perform its obligation to subscribe and pay for the Securities in a case where Item 4 below is not satisfied. Even if Whiz waives any of the premises which remains to be satisfied FRONTEO shall not be relieved of its obligation or responsibility arising out of such premise not being satisfied, including the liability for compensation due to a breach of its representations or warranties.

(1)	The representations and warranties given in Article 5, Paragraph 2 hereof are true and correct in their material points;
(2)	FRONTEO is not in material breach of this Agreement;
(3)	All of FRONTEO Closing Documents (as defined in Article 7, Paragraph 2 hereof) have been delivered to Whiz;
(4)	The statement of registration of financial statements submitted to competent local Financial Bureau for the purpose of issuing the Securities has become effective;
(5)

Except as otherwise expressly provided herein, no change has occurred by the Date of Issuance which causes a material adverse effect on the research and development, business, operations, personnel matter, financial condition, business performance, credit standing, profit and loss situation or other situation (“Business and Other Conditions”) of FRONTEO or FRONTEO USA, Inc. ( “FRONTEO Entities”) or any circumstance which can reasonably be predicted to cause such material adverse effect. Changes which cause a material adverse effect include, but not limited to, (i) a change which shall cause, or can reasonably be predicted to cause, FRONTEO Entities to incur by the Date of Issuance a loss or an expense in an amount not lower than thirty million (30,000,000) yen per incident, and (ii) a change which shall cause an adverse effect resulting from an important matter which is required to be disclosed by the Securities Listing Regulations implemented by Tokyo Stock Exchange, Inc. as a matter which significantly affects Investors’ investment judgment, with the exception, however, of those changes which result from the activities carried out in line with FRONTEO’s business plan for the period ending in March 2017 as disclosed to Whiz and changes which are reasonably necessary for performing FRONTEO’s obligations hereunder;

(6)

FRONTEO’s common shares held by its representative director and president Masahiro Morimoto (not exceeding 1,000,000 shares) are lent to the Investor in a manner reasonably satisfactory to Whiz (such lent shares are hereinafter referred to as the “Lent Shares”).

2.

FRONTEO shall perform the issuance and allotment of the Securities on condition that all of the premises set forth in Items below are satisfied as of the Date of Issuance; provided, however, that at its discretion FRONTEO may choose to perform its obligation to issue and allot the Securities even in a case where any or all of the premises set forth in Items below are yet to be satisfied (however, FRONTEO shall not perform its obligation to issue and allot the Securities in a case where the premise (4) below fails to be satisfied). Note that even if FRONTEO waives any of the premises which remains to be satisfied Whiz shall not be relieved of its obligation or responsibility arising out of such premise not being satisfied (including the liability for compensation due to a breach of its representations or warranties).

(1)	The representations and warranties given in Article 5, Paragraph 1 hereof are true and correct in their material points;
(2)	Whiz is not in material breach of this Agreement;
(3)	All of Whiz Closing Documents (as defined in Article 8, Paragraph 2 hereof) have been delivered to FRONTEO;
(4)	The statement of registration of financial statements submitted to competent local Financial Bureau for the purpose of issuing the Securities has become effective; and
(5)	It is reasonably assured that the amount of money for the bond related to the Investment will be paid in exchange for the Securities.

Article 7 (FRONTEO’s Promise Prior to Date of Issuance)

1.	FRONTEO hereby promises Whiz that

(1)

FRONTEO shall manage FRONTEO Entities’ business with the care of a good manager until and including the Date of Issuance (the same being applicable hereinafter) and, without the prior written consent of Whiz, which shall not be unreasonably refused or withheld, shall not perform any of the acts enumerated in Exhibit 7.1 before the Date of Issuance, except where such act is expressly provided for separately herein; and

(2)

During the period until the Date of Issuance FRONTEO shall promptly provide Whiz any necessary information required by Whiz relating to FRONTEO Entities’ Business and Other Conditions, to the extent such request is reasonable.

2.	FRONTEO shall deliver to Whiz all of the documents stated below (the “FRONTEO Closing Documents”) no later than the Date of Issuance:

(1)	A (certified) copy of the minutes of FRONTEO’s board meeting which approved the execution of this Agreement;
(2)	A (certified) copy of the minutes of FRONTEO’s board meeting which approved the issuance and allotment of the Securities;
(3)	A report prepared by a third party engaged by FRONTEO about the evaluation of the Securities; and
(4)	A copy of the instructions delivered by FRONTEO to the securities firm when providing the Lent Shares.

Article 8 (Whiz’ Promise Prior to Date of Issuance)

1.

Whiz shall organize an investment committee meeting of the Investor to discuss the Investment and approve it on condition that all of the conditions enumerated in Article 6, Paragraph 1 hereof have been satisfied by the Date of Issuance.

2.	No later than the Date of Issuance Whiz shall deliver to FRONTEO all of the documents described below (the “Whiz Closing Documents”):

(1)	A (certified) copy of the minutes of Whiz’ board meeting which approved the execution of this Agreement;
(2)	A (certified) copy of the minutes of Whiz’ board meeting which approved the execution of the Investment;
(3)	A (certified) copy of the Investor’s partnership agreement; and
(4)	A certificate of full registry records of the Investor’s investment limited partnership.

3.

If requested by FRONTEO to provide necessary information about the status of the Business and Other Conditions of Whiz and the Investor between the Date of Execution hereof and the Date of Issuance Whiz shall timely provide FRONTEO with requested information, to the extent such request is reasonable.

Article 9 (Promises after Date of Issuance)

1.

If prior to the Date of Issuance FRONTEO has already formulated a medium-term business plan and an annual budget which comprises the fiscal term ending in March 2017 and upon mutual discussion Whiz and FRONTEO decide that such plan and budget are not in line with the content of the statement of registration of financial statements to be submitted on the Date of Execution, as soon as practically possible on or after the Date of Issuance and premised upon the execution of the Investment the FRONTEO shall hold a board meeting and afresh review and discuss, and when necessary, confirm or modify the content of such plan and budget to a reasonable extent in accordance with the content of the statement of registration of financial statements.

2.

During the period on or after the Date of Execution and within ninety (90) days of the Date of Issuance while the Investor holds the whole of the Securities or the whole or a part of FRONTEO’s common shares (the “Lock-up Period”), FRONTEO shall not issue any number of shares of any type or any number of Warrant Bonds for any type of intended shares including shares attached to corporate bonds without the prior written approval of Whiz. If in either of the two (2) cases below FRONTEO decides to issue a share of any type or a Warrant Bond for any type of intended shares including shares attached to corporate bonds, on or after the Date of Execution, and within the shorter of a three (3)-year period after the Date of Issuance or the period during which the Investor holds all of the Securities or the whole or a part of FRONTEO’s common shares (the “Period for Discussion,” excluding the Lock-up Period) FRONTEO shall discuss such decision in advance with Whiz in a manner satisfactory to Whiz, except where during the Period for Discussion (i) the company which has a license agreement, a joint development agreement or other business tie-up agreement with FRONTEO wants to invest in FRONTEO, or (ii) under the Item 16 (3) of the Terms and Conditions of Issuance Whiz requests to have early redeemed the whole of the Securities held by the Investor, or (iii) under the Item 16 (2) of the Terms and Conditions of Issuance FRONTEO requests to have early redeemed the whole of the Securities held by the Investor; or (iv) the parties hereto agree otherwise.

(1)

While Whiz has made a proposal to FRONTEO for an additional investment and has not withdrawn such proposal another company makes a proposal to FRONTEO for an investment in terms and conditions which are more favorable to such other company than those of the additional proposal made by Whiz to FRONTEO;

(2)	FRONTEO issues a warrant bond with a strike price revision clause or an equity warrant with a strike price revision clause.

3.    If during the period during which the Investor holds the Securities, Whiz discovers any Material Fact not disclosed by FRONTEO (referring to the “Material Fact” as stipulated in the Financial Instruments and Exchange Act, Article 166, Paragraph 2, hereinafter the same being applicable) or obtains information which might potentially qualify as Material Fact, Whiz may notify FRONTEO in writing about such information and the date of  receipt thereof, within five (5) Business Days of the receipt of such information, FRONTEO shall either (i) explain to Whiz in writing that such information does not fit into any Material Fact, or (ii) discuss with Whiz and decide how to treat such information, or (iii) release such information to the general public. For the purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Japan are required or authorized by law to be closed.

4.    Subsequent to the Date of Issuance FRONTEO shall be under obligation to build and operate its own compliance system to prevent itself and its employees from engaging in an illegal act which might cause a material adverse effect to FRONTEO’s business. If an illegal act is committed by FRONTEO or its employees which causes a material adverse effect to FRONTEO’s business and such illegal act results from FRONTEO’s defective compliance system, such act shall constitute a non-performance of such obligation.

Article 10 (Advanced Redemption)

The parties hereto acknowledge the following about advanced redemption of the Securities in addition to the Terms and Conditions of Issuance laid out in Exhibit 2.

Notwithstanding the Item 16 (3) of the Terms and Conditions of Issuance, Whiz or the Investor may request FRONTEO to redeem the Securities before their maturity in the amount described in Item 16 (3) of the Terms and Conditions of Issuance during the period between the Date of Issuance and November 30, 2018, both inclusive, in a case where (i) either of the matters (1) or (4) below is decided or approved, or (ii) either of the matters (5) or (6) below occurs (the matters set forth in (i) and (ii) are hereinafter collectively referred to as “Causes for Requesting Advanced Redemption”):

(1)

FRONTEO Entities reorganize themselves (meaning a merger whereby FRONTEO Entities becomes the non-surviving company, or a stock exchange or stock transfer whereby FRONTEO Entities become a wholly owned subsidiary of another, or an absorption-type split or incorporation-type split);

(2)	Assignment to another of the whole or a material part of FRONTEO Entities’ business, or receipt by FRONTEO Entities of an assignment of the whole or a material part of another’s business;
(3)

FRONTEO Entities are dissolved or a petition is filed against FRONTEO Entities for institution of bankruptcy, corporate reorganization, civil rehabilitation, special liquidation, or other insolvency proceedings, except where such petition is withdrawn or rejected by the court within fourteen (14) days of the filing;

(4)	Common shares issued by FRONTEO are delisted from Tokyo Stock Exchange, Inc. or a decision is taken for such delisting;
(5)

FRONTEO Entities had their own loan obligations, except for the Warrant Bonds, due and payable immediately (the so-called loss of the benefit of time), or are unable to perform their obligation resulting from a guarantee provided for a bond issued, or other loan obligations owed, by a third party other than FRONTEO Entities, except where the total of such obligations does not exceed one hundred million (100,000,000) Japanese yen when converted into Japanese yen.

(6)	Whiz notifies FRONTEO of its breach hereof and FRONTEO fail to correct such breach within two (2) weeks of receipt thereof.

For the avoidance of doubt the exercise by Whiz or the Investor of its right stipulated in Item 16 (3) of the Terms and Condition of Issuance of the Securities set forth in Exhibit 2 should fit into any of the Causes for Requesting Advanced Redemption set forth in this Paragraph. On and after December 1, 2018, Item 16 (3) of the Terms and Condition of Issuance of the Securities set forth in Exhibit 2 will not be applicable and therefore neither Whiz nor the Investor may exercise such right.

Article 11 (Exercise of Voting Right)

1.

Whiz shall cause the Investor to exercise its voting right at a general shareholders’ meeting in line with the terms set forth herein and shall not unreasonably cause the Investor to reserve its voting right.

2.

To a reasonable extent Whiz shall endeavor to cooperate in FRONTEO’s publicity activities including those targeted at investors. Whiz shall not be held legally or contractually liable for any damage, loss or expense incurred by FRONTEO arising out of or in connection with Whiz’ such cooperation (except where it is attributable to Whiz’ willful misconduct or gross negligence).

Article 12 (Assignment of Securities or Shares of Stock)

1.

If the Investor assigns the Securities to a third party Whiz shall discuss the issue with FRONTEO no later than two (2) weeks before the scheduled date of assignment and obtain the prior approval of FRONTEO’s board of directors under Item 24 of the Terms and Conditions of Issuance.

2.

If the Investor intends to assign FRONTEO’s common shares obtained by exercising the equity warrants attached to the Securities (the “Obtained Shares”), not via trading in the financial instruments exchange market (meaning not via trading in the financial instruments market established by a financial instruments exchange as set forth in the Financial Instruments and Exchange Act, Article 2, Paragraph 17, hereinafter the same being applicable), Whiz shall cause the Investor to notify FRONTEO in writing of the name of the assignee, the number of the shares being assigned, the scheduled date of assignment, and the planned assignment price (the “Intended Assignment Notice”) no later than three (3) Business Days before the scheduled date of assignment. In this case, Whiz shall confer with FRONTEO in advance if (i) the Investor assigns or sells the Obtained Shares to, or put them up as collateral in favor of, the same third party in a number superior to five percent (5%) of the total number of FRONTEO’s then issued shares, or if (ii) the Investor assigns or sells the Obtained Shares to, or put them up as collateral in favor of, a third party who has submitted before the date of the Intended Assignment Notice a report on massive holdings of FRONTEO’s common shares (meaning a Large-Volume Holdings Report as defined in Article 27-23, Paragraph 1 of the Financial Instruments and Exchange Act, hereinafter the same being applicable) or submitted a change report on the same (meaning a Change Report as defined in Article 27-25, Paragraph 1 of the Financial Instruments and Exchange Act, hereinafter the same being applicable). If Whiz assigns the Obtained Shares to a third party via trading in the financial instruments exchange market Whiz shall notify FRONTEO of the detail of such trade within three (3) subsequent Business Days.

3.	At its discretion Whiz may cause the Investor not to carry out the assignment described in the Intended Assignment Notice referred to in the foregoing Paragraph.

4.

On condition that the Investor holds the Securities on and after the Date of Issuance FRONTEO may request the Investor or the investment limited partnership or other fund in which Whiz holds the status of a general partner or an equivalent status, to consider investing in a convertible bond which shall be newly issued by FRONTEO in an amount equal to the amount of the Securities outstanding as of the date of such request (the “New Bond”). When requested by FRONTEO to discuss the allotment of such New Bond Whiz shall discuss the matter with FRONTEO in good faith. The terms and conditions applicable to the issuance of the New Bond shall be substantially equal to those applied to the Securities, with the exception of its conversion price, which shall be reasonably decided in consideration of the market value of FRONTEO’s common shares as of the date when the issuance of the New Bond is decided. FRONTEO’s request under this Paragraph may be made after FRONTEO’s announcement of an important change to its business plan or of a revision to its earnings forecast, regardless of which FRONTEO may make such request.

Article 13 (Term)

1.

This Agreement shall become valid and effective on the Date of Execution, with the exception of Article 2, which shall take effect at the time when the statement of registration of financial statements set forth in Article 6, Paragraph 1, Item 4 hereof becomes effective.

2.	This Agreement shall continue to be valid and effective unless it terminates or is terminated under Article 14 hereof.

Article 14 (Termination for Cause)

1.	This Agreement shall automatically terminate if any of the events below occurs:

(1)	It becomes definitive that the Securities will not be issued;
(2)

A decision is taken to institute bankruptcy, corporate reorganization, civil rehabilitation, special liquidation or similar legal insolvency proceedings against a party (“Legal Insolvency Proceedings”);

(3)

A party ceases to be a corporation as the result of its dissolution, except where its Securities-related obligation is assumed by the new company or the surviving company in a case of an incorporation-type merger or absorption-type merger;

(4)	The Investor is dissolved;
(5)	The parties agree in writing to terminate this Agreement;
(6)

Whiz or the Investor ceases to hold the Securities or the Obtained Shares on or after the Date of Issuance (however, if under applicable laws or regulations or an agreement with a third party Whiz is able to take a substantial and final decision relating to the exercise of voting rights conferred by FRONTEO’s shares, Whiz shall be deemed to hold the Securities).

2.    If a party is in breach of its obligations which shall be performed or complied with under this Agreement and fails to remedy such breach within one (1) month of notice from the other party requesting such remedy, the other party may terminate this Agreement by giving the breaching party written notice.

3.    Even when this Agreement is terminated or terminates under the provisions of this Article, those of Articles 17, 18, 19 and 22 shall continue to be in full force and effect.

Article 15 (Compensation)

1.     If a party causes the other party to incur damage, loss or expense (including reasonable attorney fees to the extent that they are deemed causatively related) (“Damage and/or Expense”) which arises out of or in connection with the events set forth in any of the Items below which concerns itself the party shall be liable to immediately indemnify or compensate such other party (the “Party Entitled to Compensation”) for the full amount of the Damage and/or Expense. If the Investor incurs Damage and/or Expense set forth in this Paragraph Whiz may demand compensation for the Investor under this Article.

(1)	A party’s representations or warranties turn out not to be true or correct;
(2)	A party has committed willful misconduct or gross negligence in not including any material item in its representations or warranties made hereunder;
(3)	A party is in breach of any of its obligations to be performed or complied with hereunder.

2.    Each party hereby acknowledges and agrees that FRONTEO shall not be relieved wholly or partially of its indemnification or compensation obligation owed to Whiz under Paragraph 1, Item 1 of this Article for the reason that (i) Whiz conducted due diligence on FRONTEO or that (ii) Whiz or the Investor knew or could have known that what is represented or warranted by FRONTEO in Article 5, Paragraph 2 hereof is not true or correct.

3.    Each party hereby acknowledges and agrees that Whiz shall not be relieved wholly or partially of its indemnification or compensation obligation owed to FRONTEO under Paragraph 1, Item 1 of this Article for the reason that FRONTEO knew or could have known that what is represented or warranted by Whiz in Article 5, Paragraph 1 hereof is not true or correct.

Article 16 (Confidentiality)

1.    All parties shall maintain in strict secrecy and shall not disclose, divulge or suggest to a third party (excluding the parties hereto) without the prior written approval of the other party, and use only for the purpose of exercising its rights or performing its obligations hereunder or for the management of FRONTEO, the existence of this Agreement, historical developments and content of this Agreement, the existence of discussions, negotiations and agreements relating to this Agreement, and information obtained about Whiz or FRONTEO Entities in connection with the discussion, negotiation or performance hereof (including technological, trade or other business information about FRONTEO Entities, “Confidential Information”); provided, however, that information given in Items below shall not fit into  Confidential Information.

(1)	Information which is publicly known at the time when it is obtained or which becomes publicly known through no fault on the part the receiving party;
(2)	Information which is obtained from a third party which owes no confidentiality obligation to the disclosing party after it is disclosed by the other (disclosing) party;
(3)	Information which is developed by the receiving party independently of the information which is disclosed by or obtained from the other party;
(4)

Information which is rightfully owned by the receiving party before it is disclosed by or obtained from the other party and relating to which the receiving party is under no confidentiality obligation toward the other (disclosing) party.

2.    The provisions under the foregoing Paragraph shall not apply to information

(1)

which is disclosed in connection herewith and to the extent necessary to lawyers, certified public accountants or certified public tax accountants who are engaged by Whiz, FRONTEO or the Investor  and who are under legal confidentiality obligation;

(2)

which is disclosed in connection herewith and to the extent necessary to officers, employees, financial institutions or consultants of Whiz or Whiz’ subsidiaries, or of FRONTEO or FRONTEO Entities’ subsidiaries, or of the Investor or to the entities or individuals relating to disclosure to whom as of the Date of Execution a party has obtained in advance from the other party a written approval (on condition that the disclosing party causes such recipient to be under the same confidentiality obligation and that the disclosing party shall be responsible for such recipient’s breach of such obligation); or

(3)	which is disclosed to the extent necessary in accordance with applicable laws or regulations, provisions of the securities exchange, or an order of a public agency.

Article 17 (Publication)

Without the prior consent of the other party (which shall not be unreasonably refused or withheld by the other party) a party shall not publish to outside parties the execution, performance, non-performance or termination of this Agreement, the content, timing or method of whose publication shall be separately discussed and decided by the parties, with the exception of cases where the parties fail to timely agree in discussion in a case where a party is required to publish information as required by applicable laws or regulations or regulations of the securities exchange.

Article 18 (Notice)

Any and all notices to be made under this Agreement shall be deemed to be effective only when sent via certified mail or facsimile or hand-delivered to the addresses below or to the other address notified to the other party in accordance with this Article. If notice is sent via facsimile the sender shall notify the other party by phone of such transmission. If sent via facsimile, such notice shall be deemed to have arrived at the destination address on the day of transmission and subsequent telephone communication, and if sent via certified mail, on the day of their hand-delivery, respectively (provided, however, that the notice shall be deemed to have been delivered to the other party upon the lapse of three (3) Business Days after it is sent in case the other party fails to receive it within three (3) Business Days).

If to Whiz:
Address:	Atago Green Hills Mori Tower 36th Floor, 2-5-1 Atago, Minato-ku, Tokyo
Telephone:	03-6430-6773
Fax:	03-6430-6774
Addressee:	Administration Department, Whiz Partners, Inc.
General Partner of Whiz Healthcare Japan 2.0 Investment Limited Partnership

If to FRONTEO:
Address:	2-12-23 Konan, Minato-ku, Tokyo
Telephone:	03-5463-6344
Fax:	03-5463-6345
Addressee:	Administration Division, FRONTEO, Inc.

Article 19 (Payment of Expenses)

Except where otherwise provided in this Agreement each party hereto shall bear all expenses it incurs in relation to the negotiation, execution and performance of this Agreement (including fees payable to attorneys, certified public accountant, certified tax accountants, and other advisors).

Article 20 (Assignment)

Without the prior written approval of the other party a party shall not assign or cause to be assigned, create a security interest in, or otherwise dispose of, this Agreement or the whole or part of its rights or obligations hereunder to, or in favor of, a third party.

Article 21 (Entire Agreement)

This Agreement constitutes an entire agreement between the parties with respect to the Investment and subsequent management of FRONTEO’s business, and invalidates and supersedes all agreements, representations, promises and other matters made in writing or verbally prior to the execution of this Agreement.

Article 22 (Governing Law and Jurisdiction)

1.	This Agreement shall be governed by, and construed in accordance with, the laws of Japan.

2.	For all disputes arising in connection of this Agreement the parties shall submit to the exclusive jurisdiction by agreement of the Tokyo District Court for the first instance.

Article 23 (Discussion in Good Faith)

If there should arise a matter not provided for herein or any doubt about the interpretation of this Agreement the parties shall discuss in good faith for an amicable solution.

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IN WITNESS WHEREOF the parties hereto have affixed their respective names and seals to this Agreement in duplicate as of the date below, each party holding one copy.

November 14, 2016.

For Whiz:

Toshio Ando
Representative Director & CEO
Whiz Partners, Inc.
2-1-5 Atago, Minato-ku, Tokyo

For Whiz as a general partner of the Investor:

Toshio Ando
Representative Director & CEO
Whiz Partners, Inc.
2-1-5 Atago, Minato-ku, Tokyo

For FRONTEO:

Masahiro Morimoto
Representative Director & President
FRONTEO, Inc.
2-12-23 Konan, Minato-ku, Tokyo